Investor Contact:	Media Contact:
Paul Trussell	Sandra Carreon-John
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2026 FOURTH QUARTER
AND FULL YEAR RESULTS

BEAVERTON, Ore., June 30, 2026 — NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2026 fourth quarter and full year ended May 31, 2026.

•Full year revenues were $46.4 billion, flat on a reported basis and down 2 percent on a currency-neutral basis*
•Fourth quarter revenues were $11.0 billion, down 1 percent on a reported basis and down 4 percent on a currency-neutral basis
•Wholesale revenues for the fourth quarter were $6.6 billion, up 4 percent on a reported basis and up 1 percent on a currency-neutral basis
•NIKE Direct revenues for the fourth quarter were $4.1 billion, down 7 percent on a reported basis and down 9 percent on a currency-neutral basis
•Gross margin for the fourth quarter increased 890 basis points to 49.2 percent, including an approximately 900 basis point benefit due to the expected recovery of the International Emergency Economic Powers Act ("IEEPA") tariffs
•Diluted earnings per share was $0.72 for the fourth quarter, including a $0.52 benefit related to the expected recovery of the IEEPA tariffs

"In fiscal 2026, we took decisive actions to strengthen the foundation of NIKE, Inc. and reposition our business for long-term growth," said Elliott Hill, President and Chief Executive Officer, NIKE, Inc. "We made meaningful structural improvements to lay the groundwork for our Sport Offense across our team culture, innovative product, brand strength, and how we serve consumers in our countries and cities. While we continue to face top-line headwinds, we're encouraged by progress in performance product and are focused on consistent execution, improved profitability and scaling our wins to realize our full potential."

"We delivered fourth quarter results in line with our expectations, demonstrating financial discipline in an increasingly challenging operating environment, where sell-through remains challenged," said Matthew Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "We are improving the health of our business, managing our product portfolio and investing in marketplace elevation, while adjusting our operating costs for greater efficiency over time."

Fourth Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.0 billion, down 1 percent on a reported basis and down 4 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.7 billion, flat on a reported basis and down 3 percent on a currency-neutral basis, primarily due to declines in Greater China and EMEA, partially offset by growth in North America.
◦Wholesale revenues were $6.6 billion, up 4 percent on a reported basis and up 1 percent on a currency-neutral basis, primarily due to growth in North America, partially offset by declines in Greater China.
◦NIKE Direct revenues were $4.1 billion, down 7 percent on a reported basis and down 9 percent on a currency-neutral basis, due to a 12 percent decrease in NIKE Brand Digital and a 7 percent decrease in NIKE-owned stores.
◦Revenues for Converse were $244 million, down 32 percent on a reported basis and down 34 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin increased 890 basis points to 49.2 percent, primarily due to the expected recovery of the IEEPA tariffs. The expected recovery of the IEEPA tariffs of $986 million increased gross margin by approximately 900 basis points.
•Selling and administrative expense decreased 2 percent to $4.1 billion.
◦Demand creation expense was $1.2 billion, down 4 percent, primarily due to lower brand marketing expense, partially offset by unfavorable changes in foreign currency exchange rates.
◦Operating overhead expense was $2.9 billion, down 1 percent, due to lower other administrative costs, partially offset by unfavorable changes in foreign currency exchange rates and higher wage-related expense.
•The effective tax rate was 19.6 percent, compared to 33.6 percent for the same period last year, primarily due to stock-based compensation and prior year one-time items that had an outsized impact on the tax rate because of lower pre-tax income in the prior year.
•Net income was $1.1 billion, up 407 percent, and Diluted earnings per share was $0.72, including a $0.52 benefit related to the expected recovery of the IEEPA tariffs.

Fiscal 2026 Income Statement Review

•Revenues for NIKE, Inc. were $46.4 billion, flat on a reported basis and down 2 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $45.2 billion, up 1 percent on a reported basis and down 1 percent on a currency-neutral basis, primarily due to declines in Greater China and EMEA, partially offset by growth in North America.
◦Wholesale revenues were $27.5 billion, up 6 percent on a reported basis and up 4 percent on a currency-neutral basis.
◦NIKE Direct revenues were $17.7 billion, down 6 percent on a reported basis and down 8 percent on a currency-neutral basis, due to a 12 percent decrease in NIKE Brand Digital and a 4 percent decrease in NIKE-owned stores.
◦Revenues for Converse were $1.2 billion, down 31 percent on a reported basis and down 32 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin increased 20 basis points to 42.9 percent.
•Selling and administrative expense was flat compared to the prior year at $16.1 billion.
◦Demand creation expense was $4.8 billion, up 1 percent, due to higher sports marketing expense and unfavorable changes in foreign currency exchange rates, partially offset by lower brand marketing expense, reflecting higher investment in key sports events in the prior year.
◦Operating overhead expense was $11.4 billion, flat compared to the prior year as lower other administrative costs were offset by higher wage-related expense, driven by employee severance costs, and unfavorable changes in foreign currency exchange rates.
•The effective tax rate was 20.3 percent, compared to 17.1 percent for the same period last year, primarily due to a prior year one-time, non-cash deferred tax benefit provided by U.S. tax regulations related to foreign currency gains and losses.
•Net income was $3.1 billion, down 3 percent, and Diluted earnings per share was $2.10, a decrease of 3 percent.

May 31, 2026 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.5 billion, flat compared to the prior year, primarily reflecting an increase in units, offset by shifts in product mix.
•Cash and equivalents and short-term investments were $9.0 billion, down approximately $0.1 billion from last year, as cash generated from operations, which includes approximately $0.3 billion of cash received from IEEPA tariff recoveries, was more than offset by cash dividends and capital expenditures.

Shareholder Returns

NIKE has a strong track record of returns to shareholders. In the fourth quarter, the Company returned approximately $609 million to shareholders through dividends, up 3 percent from the prior year.

In fiscal 2026, the Company returned approximately $2.5 billion to shareholders, including:
•Dividends of $2.4 billion, up 5 percent from the prior year.
•Share repurchases of $123 million, reflecting 1.8 million shares retired as part of the Company's four-year, $18 billion program approved by the Board of Directors.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 30, 2026, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, July 24, 2026.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.'s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements regarding our expectations of our future results and our strategy, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measure. See additional information in the accompanying Divisional Revenues table.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(In millions, except per share data)	5/31/2026	5/31/2025	Change	5/31/2026	5/31/2025	Change
Revenues	$10,972	$11,097	-1%	$46,398	$46,309	0%
Cost of sales	5,579	6,628	-16%	26,487	26,519	0%
Gross profit	5,393	4,469	21%	19,911	19,790	1%
Gross margin	49.2%	40.3%		42.9%	42.7%

Demand creation expense	1,203	1,253	-4%	4,754	4,689	1%
Operating overhead expense	2,879	2,895	-1%	11,360	11,399	0%
Total selling and administrative expense	4,082	4,148	-2%	16,114	16,088	0%
% of revenues	37.2%	37.4%		34.7%	34.7%

Interest (income) expense, net	(8)	(22)	—	(50)	(107)	—
Other (income) expense, net	(10)	25	—	(53)	(76)	—
Income before income taxes	1,329	318	318%	3,900	3,885	0%
Income tax expense	260	107	143%	792	666	19%
Effective tax rate	19.6%	33.6%		20.3%	17.1%

NET INCOME	$1,069	$211	407%	$3,108	$3,219	-3%

Earnings per common share:
Basic	$0.72	$0.14	414%	$2.10	$2.17	-3%
Diluted	$0.72	$0.14	414%	$2.10	$2.16	-3%

Weighted average common shares outstanding:
Basic	1,482.6	1,476.7		1,479.8	1,484.9
Diluted	1,482.9	1,477.7		1,481.0	1,487.6

Dividends declared per common share	$0.410	$0.400		$1.630	$1.570

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2026	2025
ASSETS
Current assets:
Cash and equivalents	$7,563	$7,464	1%
Short-term investments	1,464	1,687	-13%
Accounts receivable, net	5,931	4,717	26%
Inventories	7,501	7,489	0%
Prepaid expenses and other current assets	2,144	2,005	7%
Total current assets	24,603	23,362	5%
Property, plant and equipment, net	4,796	4,828	-1%
Operating lease right-of-use assets, net	2,838	2,712	5%
Identifiable intangible assets, net	259	259	0%
Goodwill	240	240	0%
Deferred income taxes and other assets	5,674	5,178	10%
TOTAL ASSETS	$38,410	$36,579	5%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,000	$—	100%
Accounts payable	3,600	3,479	3%
Current portion of operating lease liabilities	478	502	-5%
Accrued liabilities	6,092	5,916	3%
Income taxes payable	377	669	-44%
Total current liabilities	12,547	10,566	19%
Long-term debt	5,942	7,961	-25%
Operating lease liabilities	2,613	2,550	2%
Deferred income taxes and other liabilities	2,443	2,289	7%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,865	13,213	13%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,410	$36,579	5%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2026	5/31/2025	Change		5/31/2026	5/31/2025	Change
North America
Footwear	$3,230	$3,104	4%	4%	$13,317	$12,684	5%	5%
Apparel	1,310	1,303	1%	0%	6,075	5,837	4%	4%
Equipment	292	296	-1%	-2%	1,119	1,051	6%	6%
Total	4,832	4,703	3%	3%	20,511	19,572	5%	5%
Europe, Middle East & Africa
Footwear	1,821	1,893	-4%	-9%	7,643	7,569	1%	-5%
Apparel	982	929	6%	0%	4,210	3,971	6%	0%
Equipment	172	178	-3%	-9%	719	717	0%	-6%
Total	2,975	3,000	-1%	-6%	12,572	12,257	3%	-3%
Greater China
Footwear	938	1,074	-13%	-17%	4,188	4,805	-13%	-15%
Apparel	334	372	-10%	-15%	1,535	1,616	-5%	-7%
Equipment	25	30	-17%	-21%	124	165	-25%	-26%
Total	1,297	1,476	-12%	-17%	5,847	6,586	-11%	-13%
Asia Pacific & Latin America
Footwear	1,114	1,114	0%	-2%	4,377	4,452	-2%	-3%
Apparel	420	398	6%	4%	1,629	1,541	6%	5%
Equipment	62	63	-2%	-3%	237	258	-8%	-9%
Total	1,596	1,575	1%	-1%	6,243	6,251	0%	-1%
Global Brand Divisions[2]	24	9	167%	150%	49	48	2%	2%
TOTAL NIKE BRAND[3]	10,724	10,763	0%	-3%	45,222	44,714	1%	-1%
Converse	244	357	-32%	-34%	1,174	1,692	-31%	-32%
Corporate[4]	4	(23)	—	—	2	(97)	—	—
TOTAL NIKE, INC. REVENUES	$10,972	$11,097	-1%	-4%	$46,398	$46,309	0%	-2%

TOTAL NIKE BRAND[3]
Footwear	$7,103	$7,185	-1%	-4%	$29,525	$29,510	0%	-2%
Apparel	3,046	3,002	1%	-1%	13,449	12,965	4%	2%
Equipment	551	567	-3%	-5%	2,199	2,191	0%	-2%
Global Brand Divisions[2]	24	9	167%	150%	49	48	2%	2%
TOTAL NIKE BRAND REVENUES[3]	$10,724	$10,763	0%	-3%	$45,222	$44,714	1%	-1%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Included in NIKE Brand revenues are sales of Jordan Brand products which were $7,034 million in fiscal 2026 compared to $7,270 million in fiscal 2025, down 3% on a reported basis and down 5% on a currency-neutral basis.

[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES ("EBIT")[1]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2026	5/31/2025	Change	5/31/2026	5/31/2025	Change
North America[2]	$2,000	$1,045	91%	$5,376	$4,735	14%
Europe, Middle East & Africa	434	472	-8%	2,417	2,575	-6%
Greater China	243	304	-20%	1,278	1,602	-20%
Asia Pacific & Latin America	316	319	-1%	1,387	1,527	-9%
Global Brand Divisions[3]	(1,130)	(1,246)	9%	(4,603)	(4,699)	2%
TOTAL NIKE BRAND EBIT[1]	1,863	894	108%	5,855	5,740	2%
Converse[2]	23	27	-15%	18	240	-93%
Corporate[4]	(565)	(625)	10%	(2,023)	(2,202)	8%
TOTAL NIKE, INC. EBIT[1]	1,321	296	346%	3,850	3,778	2%
Interest (income) expense, net	(8)	(22)	—	(50)	(107)	—
Income tax expense	260	107	143%	792	666	19%
NET INCOME	$1,069	$211	407%	$3,108	$3,219	-3%

Total NIKE, Inc. Revenues	$10,972	$11,097	-1%	$46,398	$46,309	0%
Net income margin	9.7%	1.9%		6.7%	7.0%
EBIT margin[1]	12.0%	2.7%		8.3%	8.2%
[1] Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. EBIT is calculated as Net income before Interest (income) expense, net and Income tax expense. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies. Management uses these non-GAAP financial measures when evaluating the Company's performance, including segment performance, when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends.

2 On February 20, 2026, the U.S. Supreme Court ruled that U.S. tariffs imposed under the International Emergency Economic Powers Act (“IEEPA”) on goods imported into the U.S. were unauthorized. During the fourth quarter of fiscal 2026, the Company deemed the recovery of IEEPA tariffs paid to be probable. For the three and twelve months ended May 31, 2026, North America and Converse include a $965 million and $21 million benefit, respectively, for the expected recovery of the IEEPA tariffs paid on goods imported into the U.S. For the twelve months ended May 31, 2026, the benefit largely offsets the impact of the IEEPA tariffs recognized during fiscal 2026.

[3] Global Brand Divisions primarily represents costs, including product creation and design expenses, that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[4] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.